EXHIBIT 2.2



                     CONDITIONAL CONTRACT FOR SALE OF SHARE

made on January 21, 2000, by and between:



Accom Virtual Studio Inc.,
a Delaware corporation (USA);
represented by Junaid Sheikh
further called  "Seller"

and

IMadGINE Video Systems Marketing B.V.
with its registered office in Amsterdam, The Netherlands represented by Avi Sharir further called "Buyer"


further collectively referred to as "Parties".


WHEREAS:

(1) Seller is the sole shareholder in Accom Poland Sp7(3)ka z o.o. with its registered office in Szczecin, registered with the District Court in Szczecin under number RHB 4841, having the share capital of PLN 69,208.00 (sixty-nine thousand two hundred and eight zloties);

(2) Seller holds one share in Accom Poland Sp7(3)ka z o.o. of the par value of PLN 69,208.00 (sixty-nine thousand two hundred and eight zloties), which represents 100% of the share capital and which entitles the holder to 100% of votes at the Meeting of Shareholders of Accom Poland Sp7(3)ka z o.o.;

(3) Seller wishes to sell and Buyer wishes to buy Seller's sole share in Accom Poland Sp7(3)ka z o.o.


NOW, THEREFORE, PARTIES AGREE AS FOLLOWS:

                                      ss.1

                                   DEFINITIONS



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The following expressions shall for the purposes of this contract mean:

ACCOM POLAND - a limited liability company doing business under the name Accom Poland Sp7(3)ka z o.o., with its registered office in Szczecin, registered with the District Court in Szczecin under number RHB 4841;

CONTRACT - this conditional contract for sale of share with all enclosures thereto;

SHARE - the sole share in Accom Poland of PLN 69,208.00 (sixty-nine thousand two hundred and eight zloties) nominal value, held by Seller.

                                      ss.2

                          SALE OF SHARE IN ACCOM POLAND

(1) Subject to the terms and conditions of this contract, Seller shall sell to Buyer the Share in Accom Poland and represents that the Share is the sole existing share in Accom Poland and that it is free of any charges, encumbrances or third party rights. The Share's nominal value is PLN 69,208.00 (sixty-nine thousand two hundred and eight zloties). The Share represents 100% (one hundred per cent) of the share capital of Accom Poland and entitles the holder to 100% (one hundred per cent) of votes at the Meeting of Shareholders of Accom Poland.

(2) Subject to the terms and conditions of this contract, Buyer shall buy the Share described in sec. 1 from Seller.


                                      ss.3

                                      PRICE

Parties agree that the full price for the Share shall be US $2,610,000.00 (two million six hundred and ten thousand US dollars). Seller hereby instructs Buyer to pay the purchase price in accordance with payment instructions provided to Buyer by Seller's parent corporation, Accom, Inc.

                                      ss.4

                         REPRESENTATIONS AND WARRANTIES

(1)      Seller hereby represents and warrants that:

         - it has the right and authorisation to execute and perform under this contract;

         - persons representing Seller are duly authorised and may bind it. In addition,;


Accom Poland has been properly registered and validly exists under the laws of Poland, and may carry on its business in Poland and own and possess property. In addition, Seller represents that:



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         i)       Accom Poland has been  registered in the  Commercial  Register with the District Court in Szczecin, Business Division, under number RHB 4841;

         ii) The share capital of Accom Poland consists of 1 (one) share and amounts to PLN 69,208.00 (sixty nine thousand two hundred and eight zloties);

         iii) The only one share in Accom Poland's share capital has been fully paid up and is owned directly by Accom Virtual Studio Inc. with its registered office in Delaware (USA);

         iv) The only share of Accom Poland is free of any charges, encumbrances, or other rights of third parties. Accom Poland is not under a duty to issue any new shares;

         v) Accom Poland's Articles of Association dated 28 November 1995 (with 5 January 1996 amendment) are currently binding;

         vi) Accom Poland is not an owner or perpetual usufructuary of real estate;

         vii) No liquidation, composition or similar proceedings have been commenced against Accom Poland;

         viii) There is no pending claim, action, investigation or proceeding of any kind against Accom Poland or in which Accom Poland is a party, with an exception of tax proceedings (VAT);

         ix) Neither the conclusion of this Contract nor the performance hereof violates the Articles of Association of Accom Poland, causes the loss of any of Accom Poland's significant rights or results in any encumbrance or charge on Accom Poland assets; provided, that all taxes due on the transaction are paid on time and all notifications are filed as required by law;

         x) Upon consummation of the conditional contract for the purchase of all shares of Accom Poland, the Buyer will acquire an unfettered right to the good and valid title to all shares of Accom Poland, free and clear of all liens, charges, encumbrances, preemptive rights and other claims and, upon delivery of the shares of Accom Poland, Buyer will acquire such good and valid title to all shares of Accom Poland, free and clear of all liens, charges, encumbrances, preemptive rights and other claims; and

         xi)      Seller   agrees  to  and   incorporates   by   reference   any
                  contemporaneous representations and warranties made by Accom Inc. with respect to the conditions and operations of Seller.

         Restrictions and limitations expressed in the opinion of E&Y S.A. apply to the representations and warranties set out above.

(1) Seller represents that all its representations and warranties set out in sec. 1 shall be true as at the day referred to in ss.5.

(2)      Buyer hereby represents and warrants that:



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         -        it has the right and  authorisation  to  execute  and  perform under this contract;

         - persons representing Buyer are duly authorised and may bind it;

         - Buyer is an entity duly organised and validly existing under the laws of The Netherlands, is legally authorised to do its business, and execution of and performance under this contract shall not violate Buyer's Articles of Association and/or other such documents, or contracts to which Buyer is a party;

         - Buyer has obtained all authorisations and approvals and has performed all acts necessary to execute and perform under this contract.

                                      ss.5

                   CONDITIONAL TRANSFER OF OWNERSHIP IN SHARE

         (a) The transfer of shares of Accom Poland from Seller to Buyer under this Contract shall be conditional and will be effective upon fulfillment of one of the following conditions:

                  (i) issuance to both the Buyer and Accom Poland of the letters from the President of the Office for Competition and Consumer Protection informing each of them that the Purchaser's purchase of the share in Accom Poland does not require pre-merger notification;

                  (ii) issuance to both the Buyer and Accom Poland, whichever occurs later, of the no-reservation letters with respect to the transaction of sale of Accom's Poland share to Buyer; or

                  (iii) non-issuance to any of the Buyer or Accom Poland of the no-reservation letters with respect to the transaction of the sale of Accom Poland's share to the Buyer, within sixty-five
                  (65) days from the date of both the Buyer and Accom Poland filing the complete applications, subject to the provision of
                  Article 11a.6 of the Law of February 24, 1990 on Counteracting the Monopolistic Practices and Consumer Protection (Dz.U. Nr 14, poz. 88, as amended).

         (b) The transfer of the Accom Poland share will occur automatically on the next working day falling after (i) the date of receiving the latter letter as referred to in sub-Section (i) above; (ii) the date of receiving the latter no-reservation letter as referred to in sub-Section (ii) above; or (iii) the date on which the latter term which has begun as referred to in sub-Section (iii) has elapsed, whichever occurs earlier.

         (c) In the event that the President of the Office for Competition and Consumer Protection issues to either the Buyer or Accom Poland a reservation letter with respect to the transaction as contemplated, this Contract will have no legal effect and the Buyer and Seller shall mutually agree upon actions to be taken with respect to the transactions contemplated hereby, including without



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                  limitation,  considering a  transaction  regarding the sale of all the assets of Accom Poland to Buyer.

         In the event that the condition subsequent to Buyer's obligations mentioned in Section 5 are not satisfied, then this Contract, and all the transactions contemplated herein shall become null and void. In such an event, Seller shall cause the immediate return of the purchase price (plus all interest accrued thereon), to Buyer.

                                      ss.6

                             OBLIGATIONS OF PARTIES

(1) Parties shall without delay file appropriate applications to the President of Office for Protection of Competition and Consumers to have the decisions referred to in ss.5.1 issued, unless such applications have already been filed before execution of this contract.

(2) Either Party shall without delay notify the other of obtaining the decision referred to in ss.5.1 or of expiry of the time limit set out in ss.5.2.

(3) As per the Polish Commercial Code Art. 187, Seller shall - within 7 (seven) days of the date this contract becomes legally effective - notify Accom Poland's Management Board of selling the share referred to in ss.2 of this contract.

(4) Parties shall co-operate and strive to give legal effect to this contract and to sign all agreements and documents required to this end.


                                      ss.7

                                 CONFIDENTIALITY

(1) Neither Party shall disclose to third parties any information relating to the other Party which it has obtained in connection with the execution of or performance under this contract, unless such information has otherwise entered the public domain.

(2) The above confidentiality clause shall not apply to: (i) information that must be disclosed to state authorities, in accordance with and to the extent required by Polish law, and (ii) information that both Parties must render to their respective shareholders, parents and subsidiaries, if any.

(3) Parties shall ensure that this clause is observed by their employees, agents and advisors.

(4) Parties agree and undertake it that no public notices and announcements related to this contract shall be made without Parties' mutual consent as to contents and timing thereof.

(5) This clause shall be in force for four (4) years from the date of this contract.



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                                      ss.8

                               DISPUTE RESOLUTION

The parties shall endeavor to resolve any disputes that may arise hereunder by themselves. Within fifteen (15) days after notice of any dispute is given by a party, an executive officer of each of the parties will meet and make a good faith attempt to resolve such dispute. If, notwithstanding such efforts and meetings, the Buyer and Seller are not successful in resolving such dispute, then they shall submit any dispute arising under this Contract, for a monetary claim exceeding US $100,000, to binding arbitration by a panel of three arbitrators under the rules and auspices of the American Arbitration Association (the "AAA"). Such arbitration, if necessary, shall apply New York law and shall take place in New York, or at such other venue agreed to in writing by the parties.

                                      ss.9

                                  GOVERNING LAW

This contract shall be governed by New York law, other than its conflict of law rules, and other than Polish law as may be required with respect to actions contemplated hereunder with respect to Accom Poland.

                                     ss.10

                                CONTRACT LANGUAGE

(1) This contract has been executed in two language versions: English and Polish. For the purposes of interpretation, the English version shall prevail and control.

(2) This contract has been made in four copies, two copies in each language. Each of the Parties shall receive one copy of each language version.

                                     ss.11

                                SERVICE OF NOTICE

(1) All communications and notices related to this contract shall be made in writing and sent to the other Party by courier, fax (confirmed by registered mail) or email to the following addresses:

         if to Seller

         address: c/o Accom Inc., 1490 O'Brien Drive, Menlo Park, CA 94025, USA fax no.: 650-327-2511
         email: junaid@accom.com

         if to Buyer



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         address: c/o Rokin Corporate,  Stawinskylaan 2001,  Postbus 75640, 1077
                  ZZ   Amsterdam, The Netherlands
         fax no.: 31-20-546-0717
         email: ________________

(2) Parties shall without delay notify each other of any changes of the above addresses. A change of address shall be deemed to bind the other Party on valid service of notice thereof.

(3) Parties agree that the Party defaulting under sec. 2 shall be liable for any damage or loss resulting from such default.


                                     ss.12

                                  MISCELLANEOUS

(1) No obligation under this contract may in whole or in part be transferred to any third party without prior written consent of the other Party.

(2) To be valid, any changes or amendments to this contract or any enclosures thereto must be made in writing.

(3) Headings have been inserted only for convenience and shall in no way affect interpretation of this contract.

(4) Each Party shall bear its costs involved in drafting, executing and performing under this contract.

(5) Stamp duty on this contract (equivalent to 2% of the Share purchase price) shall be paid by both Parties in equal parts.



This contract has been executed by duly authorised representatives of Parties on the day first above written.



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For Seller:



 /s/ Junaid Sheikh
------------------
President and CEO
------------------



For Buyer:



 /s/ Avi Sharir
------------------
Director